Exhibit 99



Contact:    Susan Bailey, Senior Manager of Communications
-------     (860) 509-1000


                       THE ADVEST GROUP, INC. SHAREHOLDERS
                      APPROVE ACQUISITION BY THE MONY GROUP


Hartford, CT, November 21, 2000 - The Advest Group, Inc. (NYSE: ADV) and The MONY Group (NYSE: MNY) today announced that Advest shareholders approved the acquisition of the company by The MONY Group Inc. Of the votes cast, 98.89 percent were voted in favor of the acquisition.

      "We are pleased that Advest shareholders voted overwhelmingly to approve the acquisition," said Grant W. Kurtz, president and chief executive officer of The Advest Group, Inc. "Becoming a part of The MONY Group will provide us with greater financial and technological resources, enabling us to build our brand, attract more customers and better serve our existing clients."

      The results of the vote were 5,393,086 in favor and 60,208 in opposition; Advest had 8.9 million shares outstanding at the record date. The company held a Special Meeting of Shareholders late yesterday at Hartford's Old State House in Connecticut during which shareholders voted on the transaction.

      The acquisition, which was announced by the companies in August, 2000, will be completed pending regulatory approval from The Office of Thrift Supervision and the Connecticut Department of Banking.

      "Our acquisition of The Advest Group is moving forward as planned and we look forward to making Advest part of The MONY Group by early 2001," said Michael I. Roth, chairman and chief executive officer, The MONY Group. "This acquisition reinforces our commitment toward creating value for MONY shareholders."

      The MONY Group Inc. is the holding company for the member companies of The MONY Group, which provide financial protection and asset accumulation products
and services.   Member


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companies include MONY Life Insurance Company, founded in 1842 as The Mutual
Life Insurance Company of New York; MONY Life Insurance Company of America; U.S. Financial Life Insurance Company; Enterprise Capital Management, Inc.; MONY Securities Corporation; and Trusted Securities Advisors Corp.

      The Advest Group, Inc. is a diversified financial services company listed on the New York Stock Exchange under the symbol ADV. Advest, Inc., its principal subsidiary, provides brokerage, trading, investment banking and asset management services to retail and institutional investors. Advest has over 90 sales offices in 18 states and Washington, DC. Advest Bank and Trust provides trust services primarily through Advest, Inc.'s branch network.


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